Exhibit 99.2

Digimarc Corporation (DMRC) Conference Call

Fourth Quarter 2024 Financial Results

February 26, 2025

Welcome [George Karamanos]

Welcome to our Q4 conference call. Riley McCormack, our CEO, and Charles Beck, our CFO, are with me on the call. On the call today, we will provide a business update and discuss Q4 and full year 2024 financial results. This will be followed by a question and answer forum. We have posted our prepared remarks in the investor relations section of our website and will archive this webcast there.

Safe Harbor Statement

Before we begin, let me remind everyone that today's discussion contains forward-looking statements that have risks and uncertainties. Please refer to our press release for more information on the specific risk factors that could cause actual results to differ materially.

Riley will now provide a business update.

Business Update [Riley McCormack]

Thank you, George, and hello everyone.

On our last earnings call, we stated that as a result of significant achievements in both invention and market development, the difference between what lies ahead and what lies behind had never been greater.

That conviction was driven by our defining not just one, but two, compelling paths to near-term profitability while positioning ourselves to deliver dollars of free cash flow per share shortly thereafter.

The first path consisted of continuing to pursue market opportunities across both identification and authentication use cases, anchored by the closure of the large deal we discussed on the Q3 call. While this was the path we felt was the most likely as of that call, we were clear to point out that the biggest risk to this deal’s closure was not the customer’s interest in our offering, but how much time we would be willing to give this customer to commit; there were many exciting developments in Q3 to which we could instead be allocating our resources.

The second path consisted of committing our resources to those many exciting developments, which included not only incredible invention -- such as significant breakthroughs in the areas of copy detection, copy deterrence, and tamper evidence -- but also important market developments, anchored by important customer and partner wins across both the physical and digital domains. Of critical importance, these technological and market developments were all in the authentication area. This provided us the opportunity to continue focusing our business by prioritizing market opportunities in a single use case category as opposed to concurrently pursuing both categories.

While there are areas of overlap in the production and support of solutions across identification and authentication use cases, there are also areas of fundamental divergence that require parallel or duplicative work. Thus, the opportunity to apply this greater level of focus was attractive not only because it would increase the trajectory of achieving meaningful revenue in the chosen area, but also because it would allow us to reorganize the company to act with agility and speed while dramatically reducing our cash burn.

Important to stress so there is absolutely no confusion: we did not envision this second path as walking away from our identification use cases, including this large deal. Our identification use cases address problems that are worsening and that we are -- and will continue to be -- uniquely positioned to best solve. This second path reflected prioritization, not elimination, of opportunities by addressing them sequentially instead of in parallel.

In assessing these two paths, we analyzed our various market opportunities using multiples lenses, including opportunity cost (the cost of missing upcoming important deadlines versus the risk – if any -- of permanent opportunity loss from temporary depriortization), expected revenue across horizons (quantifying time to significant revenue as a heavily-weighted overlay to total addressable market), and relative contribution margins (important in its own right but also a metric that will impact ultimate value per share as long as we continue to believe that the best use of free cash flow generation is share repurchases). Realizing the importance of getting this analysis right, we retained PwC to conduct an extended and detailed deep-dive engagement with the dual mandate of challenging our every assumption and bringing us heavy voice of market input spanning many participants, industries, and ecosystems.

This analysis allowed us to set a deadline to reach a decision on this large deal, which we then partnered with our valued customer to determine the feasibility of meeting. As has been the case during this entire engagement, they were wonderful, working with urgency and over holiday breaks in search of a way forward. They understood our position and offered to alter the scope of the engagement to provide more flexibility. They reaffirmed the expected value they believed we would bring to their operations. Ultimately, however, it became clear that meeting the deadline was just not feasible, which allowed us to move forward on our second path I outlined a few minutes ago -- prioritizing market opportunities in the authentication arena.

I will have more to say on what exactly this means in a minute, but before I do, I want to highlight that pursuing this second path does not mean that the opportunity to support our valued customer achieve their bold vision is dead. All the details we laid out on the Q3 call about our customer’s interest in our offering still stand, as does our understanding for why they are not currently able to commit. While we were unable to reach agreement by the deadline we set, the process was wonderfully collaborative, and we remain in communication with them about potential next steps. While it is likely that any new agreement would require some de-scoping from what was originally imagined, this does not mean the dollar value of any new agreement would be less; in fact, there are reasons to believe the opposite could be true. I want to spend the rest of this call discussing what’s ahead, but before I do, it is important to note that whatever odds one assigns to a new agreement being reached with this customer at some point in 2025 or beyond, it represents free – and extremely significant -- upside to everything we will be discussing from here.

Turning now to that path forward, for the time being we will be focusing the majority of our go-to-market (GTM) efforts on three areas under the broader authentication umbrella. Each of these three areas contain multiple individual use cases.

The first area involves assisting retailers fight shrink. Since the pandemic, retail shrink has exploded, as have the budgets assigned to combat this issue. We are advancing multiple individual use cases within this retail loss prevention area, all of which leverage our detection software already installed on the vast majority of front of store scanners today. Within this suite of offerings, the two individual use cases we expect to contribute the most meaningfully to annual recurring revenue (ARR) in the near term are our work securing gift cards and our work fighting price look-up, or PLU, fraud.

We spoke about our gift card opportunity a couple of calls ago and since then we have continued to make great progress. We are currently partnering with the two largest industry players as well as multiple large retailers and brands with a focus on catalyzing meaningful adoption this calendar year. As a reminder, we believe our immediate TAM is $900 million to $1.5 billion per year with multiple drivers that will increase that range over time. There is a real urgency from all stakeholders to solve the exponential growth in fraud as it is causing an existential risk to this $1 trillion market, and our solution not only significantly outperforms existing security measures, it allows for a reduction in total bill of material costs. Despite our work in this area beginning in earnest less than a year ago, this use case contributed initial ARR in Q3, more ARR in Q4, and we expect it to be a meaningful contributor to our 2025 results.

Retailers also lose billions of dollars per year to intentional mis-entry of PLU codes by their customers and, in some cases, cashiers. Our solution to this problem delivers a deterministic override, ensuring this avenue for theft is closed. We are focused on delighting our initial retail customer and are appreciative they have recently begun introducing us to other retailers as an evangelist of the value we bring. We are also focused on being a wonderful partner to Picadeli as we have just scratched the surface of jointly delighting their large, global installed base. Starting just with salad bars and prepared foods, we believe our immediate TAM ranges from $625 million to $1 billion per year, which provides our customers an extremely attractive ROI of 2-3 months. As with gift cards, there are drivers that should increase that TAM over time.

Of course, as attractive as both opportunities are stand alone, they are that much better together, and each should act as lead generation for the other as they leverage the same technology stack and bring accretive value to an overlapping stakeholder group. While early days, this thesis is playing out, as our initial PLU fraud retail customer will also be an early distribution partner for our gift card solution. Even with this synergy, we are being conservative in our assumption of the amount of ARR our PLU fraud offering will contribute in 2025 for no other reason than our stand-alone market development work is not as far along as our gift card efforts.

The second broad area of focus is continuing to develop our growing suite of physical anticounterfeit solutions, including the incorporation of the technological advancements I mentioned earlier in this call. These advancements open greenfield opportunities and provide a powerful and complementary continuation of our current offerings. This broader offering spectrum will enable us to work with customers of all levels of sophistication and provide a comprehensive path as any single customer’s needs evolve. Offering the full gamut of solutions differentiates us from competitors today and should allow us to seamlessly bring functionality down market to create even greater differentiation tomorrow.

The opening of greenfield opportunities is not only tied to our recent advancements in copy deterrence, copy detection, and tamper evidence, but also to our progress in advancing additional methods of digital watermark application, including our work with some of the world’s leading laser companies. Meanwhile, other greenfield opportunities have nothing to do with digital watermarks at all, such as our work utilizing serialized QR codes and Digimarc Illuminate analytics to modernize and secure loyalty and reward programs.

These new greenfield areas represent a massive TAM, and we are finishing up our work, in conjunction with PwC, to determine how best to capitalize on these opportunities. In the meantime, we will continue to advance the work already in flight, which has led to such wins as a customer with whom we signed a Digimarc Validate deal in Q3 -- five calendar days after we received their inbound – signing an additional deal in Q4 and two more so far in Q1. Or a three-year expansion deal we recently signed with our first loyalty and reward customer that now tops out at over $1 million per year, with additional upside possible from there.

While we expect our physical anticounterfeit solutions to be a significant contributor to 2025 ARR growth, the true impact of the greenfield areas will likely only become obvious in 2026 (and beyond). In fact, it was a combination of the materiality of these advancements and the massive market opportunity they unlock that began our internal conversation about prioritizing our authentication use cases. We were -- and are -- eager to begin harvesting the fruits of these advancements in a meaningful way.

The third area of focus involves applying our platform to combat various methods of digital fraud, including the unauthorized leaks and/or the improper usage of sensitive and valuable digital assets. To be clear this is separate from our work identifying digital assets in the era of GenAI, which I’ll touch on a bit later when we discuss our ecosystem driven opportunities.

Advancements in this third area of focus have been driven as much by market development as by invention and span an exciting array of end markets and individual use cases. For example, in Q4 we closed two deals in this area, one with a Fortune 100 company and the other in the crypto space, with individual use cases as different from one another as their businesses.

While we are finishing our work on how to best capitalize on these advancements, again in partnership with PwC, it is already clear that working in the purely digital domain has multiple very attractive attributes. We have chosen to be very conservative about this area’s contribution to 2025 ARR to remove any risk of making “penny-wise pound-foolish” decisions. Thus, this entire area represents only potential upside to our expected 2025 results.

While the above three areas will consume the majority of our GTM efforts for now, they will not be the only sources of 2025 revenue growth. For example, we expect to drive 2025 ARR from the consumer engagement use case we service via Digimarc Engage. We have recently signed what we believe to be two of the largest Digital Link deals ever signed and expect our thought leadership and enterprise grade offering will allow us to capitalize on this early lead to capture a fair amount of this market, both directly as well as through our partners.

Our partners will also figure heavily in our other identification use cases such as the factory, fulfillment and distribution center automation use cases we service via Digimarc Automate. We believe we have set up an influential ecosystem of both packaging and technology companies capable of fulfilling demand without our needing to be heavily involved in the sales process.

Across the board, our current prioritization of authentication use cases does not mean that we are closing the door on other opportunities progressed by our valued and value-add partners, both existing and new. In fact, this is exactly the operating leverage we set out to create with our Center of Expertise program.

I also want to be very clear that our current prioritization of authentication use cases is in no way a signal that we have lost faith in opening the large and lucrative ecosystem driven opportunities of Digimarc Validate Media, Digimarc Recycle, and Digimarc Retail Experience. Far from these identification opportunities going away, we believe the need to solve them will only increase and our ability to solve them will remain unmatched. This is not an either/or, but a when.

Moreover, focusing on becoming extremely profitable before actively re-engaging in these areas might very well allow us to open these markets with fewer shares outstanding than we have today, thereby increasing the impact these opportunities have on the most important metric by which we measure our delivery of shareholder value: value per share.

Jensen Huang credits Nvidia’s success not to the fact that they have ever been able to predict when the fruit will fall from the tree nor to their ability to catalyze it to fall quicker, but instead to the fact that Nvidia ensures it is positioned under the tree to catch the fruit when it eventually does fall. Looking at each of our ecosystem driven opportunities, we are comfortable in both the fact that the fruit will fall and that we are – and will remain -- very well positioned to catch it when it does. Let me take them each in turn.

Starting with Digimarc Validate Media, while this was always viewed as the furthest away of our ecosystem driven opportunities, recent changes in the global political landscape will likely delay any meaningful action even further. In the meantime, the ascension of DeepSeek, which is both open source and outside the control of Western governments, quite elegantly and powerfully proves what we have consistently said about the folly of a system built upon watermarking GenAI output. This further increases the value of our solution not only as a stand-alone offering but also, and importantly, to a strategic. Not only was most of Big Tech’s work built upon the premise that their solutions would be applied to GenAI created content, but there are also still many companies that haven’t advanced a workable solution at all. We believe this is a fruit that must eventually fall and beyond being ideally positioned when it does, our strategic value has increased in a dramatic way.

Turning to Digimarc Recycle, earlier this week we signed a contract to provide a scope-and-SKU-limited license to our central buyer in Belgium. This will allow them to run a market pilot that is shaping up to act as a final showcase for the world. We share the frustration of some of the more enlightened industry participants who worry the industry is playing a game of chicken with the upcoming implementation of the EU Packaging and Packaging Waste Regulation (PPWR) which, if not soon corrected, will lead to a massive last-minute dash to comply. Moreover, there is tremendous value in the novel consumption data our solution unlocks, something made even more valuable in the era of AI-driven analytics. We expect the Belgium pilot will convincingly showcase the value of our solution on all fronts. Our decision to offer this limited license ensures we keep our prime position under the tree while we focus our efforts on use cases more likely to deliver significant revenue in the near term. We remain confident this fruit will fall and there is no one else positioned anywhere near as well as we are to catch it. Moreover, as we prove the value of the data our solution unlocks, perhaps this will be the rare case where we can indeed catalyze the fruit to fall quicker around the globe.

Interestingly, we have a Deposit Return Scheme (DRS) opportunity in our pipeline that is larger than the scope-and-SKU-limited Digimarc Recycle license we just signed in Belgium. Keep in mind that unlike Digimarc Recycle, which is an identification use case, our value add in DRS is providing item authentication. This DRS opportunity, while also not a full country-wide rollout, came together quickly, our customer was motivated to progress, and our shared success is dependent only on our customer being successful in their bid. It is wonderful being in sales cycles where the prospect has urgency to progress, something we’re seeing across the board in the areas in which we are now focused. I highlight this example as it is important to note that a focus on authentication does not mean we are out of all sustainability use cases, instead it may just mean we are prioritizing sustainability use cases that will provide an immediate benefit to our company as well as our planet.

As for Digimarc Retail Experience, as mentioned earlier, this might be the quickest of the fruits to fall, and we are ideally positioned to catch it.

Focus drives results and today’s announcement that we are prioritizing our authentication use cases is just another step in the journey we have been on these past few years. One of the first actions we took at the beginning of this journey was sunsetting Digimarc’s “Barcode of Everything” tagline because while it is true our technology can do almost every thing, we knew if we didn’t start with some things, we would accomplish no thing. Unlike some of the areas we have exited these past few years as we have narrowed our focus, such as our Piracy intelligence business, which accounted for approximately 25% of our commercial business at the time we made that decision, today’s announcement is simply a matter of sequencing, not a permanent exit.

This focus will not only increase the size and speed of our top line success, it has allowed us to reorganize our business to address the opportunities immediately ahead. Earlier today we announced a corporate reorganization that will ensure we are optimally positioned to pursue our prioritized authentication use cases and will have the added benefit of reducing our cost base by approximately a quarter. Our ability to make this meaningful a reduction in costs is predominantly driven by prioritizing a single category of use cases, although it is augmented by the ever-increasing operational efficiency we are driving as we continue our digital transformation journey. This includes smarter usage of outsourcing in addition to technology adoption.

The majority of this cost reduction is the elimination of positions, and saying good-bye to teammates is never easy. However, we fully understand our responsibility to all stakeholders, including our remaining teammates, to continuously ensure we are operating in as healthy and sustainable a manner as possible. For the last 12 years Digimarc has been operating at a loss, something that was simply not sustainable. And with our ability to apply an even tighter focus on some incredibly compelling opportunities, it was also no longer required. This reorganization will increase our ability to act with agility and speed, powering a virtuous cycle of success. Important to note that most of the position reductions were in the areas one would expect with a simplified use case focus – namely R&D, Product, and Engineering, as well as various back-office support functions. Our quota-carrying headcount has actually recently increased.

Before I turn the call over to Charles, there is one last topic on which we believe it important to provide transparency. Being on the cusp of turning free cash flow positive opens strategic alternatives heretofore unavailable to the company. To that end, we have decided to partner with Goldman Sachs to explore a full range of potential options, up to and including going private. No decisions have been made on which, if any, path or paths we will ultimately pursue, nor have we set any deadlines for reaching any decisions. We are committed to maximizing shareholder value and optimizing any outcome for all our investors. We do not plan on providing updates on this subject unless or until there is something relevant to share.

I will now turn the call over to Charles to discuss our financial results.

Financial Results [Charles Beck]

Thank you, Riley, and hello everyone.

Before I dive into our financial results, I want to highlight a couple of items that will impact future financial trends.

First, as Riley already mentioned, we announced a corporate reorganization earlier today to better align our operations to the opportunities immediately ahead of us and to increase our ability to act with agility and speed. We expect the annualized cash savings from the reorganization to be approximately $16.5 million. We have also identified approximately $5.5 million in other annualized cash cost savings. We will recognize one-time reorganization costs of approximately $3.0 million this quarter.

Second, Riley mentioned our increased go-to-market focus. With our tighter focus we have been conservative in our forecasting by not just budgeting for a potential increase in churn but also to allow us the ability to be strategically price aggressive on a handful of renewals outside of our current focus areas. Moreover, and unrelated, due to a recent change in government requirements on the eve of program launch, we expect the $3.7 million per year DRS contract we signed two years ago to lapse in Q2 of this year. We share our partner’s frustration with this development. To be clear, this has nothing to do with our technology or our value add to this use case. Not only do we expect to win additional business from this partner in 2025, but we also have another DRS opportunity in our pipeline that Riley mentioned earlier.

Now on to our Q4 and full year 2024 financial results.

Ending ARR1 at the end of Q4 was $20.0 million compared to $22.3 million at the end of Q4 last year. Excluding the $5.8 million commercial contract that lapsed, we grew ARR $3.5 million during the year, representing year-on-year growth of 21%. As Riley mentioned earlier, we are still in discussions with the customer about renewing the contract this year. However, the rest of my prepared remarks assume that it does not, leaving the impact of any future renewal as potentially significant upside to our expectations.

For the quarter, total revenue was $8.7 million, a decrease of $600 thousand or 7% from $9.3 million in Q4 last year.

Subscription revenue, which accounted for 58% of total revenue for the quarter, decreased 10% from $5.6 million to $5.0 million. The decrease reflects zero revenue recognized on the expired commercial contract I just referenced versus $1.1 million of revenue recognized in Q4 last year. Excluding the impact of the expired contract, subscription revenue would have increased $0.5 million or 11%, reflecting revenue recognized on new contracts and upsells on existing contracts.

Service revenue was essentially flat at $3.6 million, reflecting higher commercial service revenue from HolyGrail recycling projects partially offset by lower government service revenue.

Subscription gross profit margin2 excluding amortization expense was 85% for the quarter, down 2 percentage points from Q4 last year, reflecting the impact of lower subscription revenue.

Service gross profit margin was 59% for the quarter, up 3 percentage points from Q4 last year, reflecting a favorable change in service labor mix. We continue to expect to generate mid-50 percent service gross profit margins on a normalized basis, with some fluctuation quarter to quarter.

Operating expenses were $14.4 million for the quarter, down 15% from $16.8 million in Q4 last year. The decrease in operating expenses primarily reflects lower cash compensation costs due to lower headcount and incentive compensation earned, and lower stock-based compensation.

Non-GAAP operating expenses, which exclude non-cash and non-recurring items, were $11.9 million for the quarter, down 12% from $13.4 million in Q4 last year. The decrease in non-GAAP operating expenses primarily reflects lower cash compensation costs due to lower headcount and incentive compensation earned.

Net loss per share for the quarter was 40 cents versus 52 cents in Q4 last year. Non-GAAP net loss per share for the quarter was 22 cents versus 28 cents in Q4 last year.

Now turning to the full year, total revenue was $38.4 million in fiscal 2024, an increase of $3.6 million or 10% from $34.9 million in fiscal 2023.

Subscription revenue, which accounted for 58% of total revenue for the year, increased 18% from $19.0 million to $22.4 million. The increase reflects revenue recognized on new contracts and upsells on existing contracts, partially offset by $2.1 million of less revenue recognized on the expired commercial contract I referenced earlier. Excluding the revenue from the expired contract in both 2023 and 2024, subscription revenue would have increased $5.6 million or 38%.

Service revenue was essentially flat at $16.0 million, reflecting higher commercial service revenue from HolyGrail recycling projects partially offset by lower other commercial service revenue and slightly lower government service revenue. While we don’t generally provide forward looking guidance, it’s important to point out that we expect government service revenue to be 12% to 14% lower in 2025 than 2024 due to a smaller approved budget for program work in 2025 driven in part by budget tightening across global central banks. This smaller 2025 budget is not a reflection of either our or the central banks’ commitment to the CDS program. The floor for the 2026 budget has already been set at flat from 2025, and any additional work added to the program would lead to year-over-year growth. We also expect government revenue to be spread out a little more evenly throughout 2025 than 2024.

Subscription gross profit margin2 excluding amortization expense was 87% for the year, up 3 percentage points from last year, reflecting the impact of higher subscription revenue combined with a more favorable mix of subscription revenue.

Service gross profit margin was 59% for the year, up 5 percentage points from last year, reflecting a favorable change in service labor mix.

Operating expenses decreased $2.8 million or 4% from fiscal 2023 to fiscal 2024. The decrease in operating expenses primarily reflects lower cash compensation costs due to lower headcount, lower stock-based compensation, and lower depreciation and amortization, partially offset by higher professional services and consulting costs.

Non-GAAP operating expenses decreased $1.2 million or 2% from fiscal 2023 to fiscal 2024. The decrease in non-GAAP operating expenses primarily reflects lower cash compensation costs due to lower headcount, partially offset by higher professional services and consulting costs.

Net loss per share for the fiscal year was $1.83 versus $2.26 last fiscal year. Non-GAAP net loss per share for the fiscal year was $1.01 versus $1.30 last fiscal year.

Now turning to cash flow, we ended the year with $28.7 million in cash and short-term investments. Free cash flow3 usage was $4.4 million for the quarter, compared to $5.6 million in Q4 last year. The improvement in free cash flow largely reflects a smaller net loss although timing of customer receipts and payments also factor in. Looking ahead to Q1, we expect free cash flow usage to be between $5.7 million and $6.2 million, which includes approximately $3.0 million in reorganization related costs, most of which we expect to be paid in Q1. Excluding these one-time reorganization costs, our normalized free cash flow usage for Q1 2025 of $2.7 million to $3.2 million would be down nearly two-thirds from Q1 2024.

Looking beyond Q1, we expect to deliver a material reduction in our free cash flow usage and to achieve positive non-GAAP net income by no later than Q4 2025, with final timing dependent on the trajectory of our ARR growth during the year. As a reminder, we use non-GAAP net income as a proxy for normalized free cash flow generation.

Looking ahead to 2026, while it is still early, we currently expect to deliver significant top line growth, the magnitude of which will ultimately be dictated by the trajectory of the realization of the opportunities previously discussed. The combination of expecting to enter the year non-GAAP profitable and our best-in-class operating margin leverage should provide significant positive free cash flow per share as a very high percentage of top line growth would drop straight to the bottom line.

For further discussion of our financial results, and risks and prospects for our business, please see our Form 10-K that will be filed with the SEC.

I will now turn the call back over to Riley for final remarks.

Final Remarks [Riley McCormack]

Thank you, Charles.

Focus drives results, and today we took yet another step forward in the application of that powerful tool to our business. Recent breakthroughs in both invention and market development have allowed us to reorganize the company to focus on the exciting opportunities immediately in front of us, something we had been reluctant to do ahead of these breakthroughs despite always having a deep appreciation of the value in so doing.

To avoid any possible confusion, I want to be clear: we are not permanently walking away from any opportunities. Instead, we are simply addressing our TAMs sequentially. In addition to accelerating growth in the short-term, this sequencing should allow us to maximize the shareholder metric upon which we apply our greatest focus: value per share.

Six quarters ago we transitioned from talking about optimizing our subscription gross margin to optimizing our overall contribution margin not because we were (or are) any less focused on our product costs. Instead, it was because we were advancing our strategic focus from just our offerings to our overall business and taking the initial steps of building the incredible operating leverage into the business we know it is uniquely capable of delivering.

While that work has been evident these last few quarters, we expect the next few quarters will highlight it even more. By both growing ARR and reducing costs, we expect to achieve non-GAAP profitability by no later than Q4 of this year, a milestone this company hasn’t achieved in twelve years.

Looking ahead to 2026, we expect to deliver significant top line growth, the absolute level of which will be dictated by the trajectory of our penetration of our focus markets. Given the size of our markets, the operating leverage we have been hard at work building into the business, and our relatively low share count, it will not require much penetration of these markets to deliver dollars of free cash flow per share.

Being on the cusp of turning free cash flow positive provides us options heretofore unavailable, and we have decided to partner with Goldman Sachs to explore that full range of options. We have set no deadlines, nor do we plan on providing any updates unless or until there is something relevant to share. We are committed to maximizing shareholder value and optimizing any outcome for all our investors.

Operator, we will now open the call for questions.

1 Annual Recurring Revenue (ARR) is a company performance metric calculated as the aggregation of annualized subscription fees from all of our commercial contracts as of the measurement date.

2 Subscription gross profit margin excludes amortization expense on acquired intangible assets.

3 Free cash flow includes cash used in operating activities, the purchase of property and equipment and capitalized patent costs.